CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Fidelity Advisor Series IV of our report dated January 14, 2026, relating to the financial statements and financial highlights of Fidelity Limited Term Government Fund, which appears in Fidelity Advisor Series IV’s Certified Shareholder Report on Form N-CSR for the year ended November 30, 2025. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

January 21, 2026